Exhibit 99.1

Liquidity Services, Inc. (LQDT) Q1 2026 Earnings Call February 5, 2026 10:30 AM EST

Company Participants

Michael Patrick – Vice President and Controller
William P. Angrick, III - Chairman of the Board of Directors & CEO
Jorge A. Celaya - Executive Vice President & Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research Associates, Inc., Research Division
George Sutton - Craig-Hallum Capital Group LLC, Research Division

Presentation

Operator

Ladies and gentlemen, welcome to the Liquidity Services First Quarter Fiscal Year 2026 Financial Results Conference Call. My name is Michelle and I will be your operator for today's call. Please note that this conference call is being recorded. [Operator Instructions]

I will now turn the call over to Michael Patrick, Liquidity Services’ Vice President and Controller. Please go ahead.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management's views as of today, February 5, 2026 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliation of these measures with their most comparable GAAP measures, as available. Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

William Angrick

Good morning. We began fiscal year 2026 with strong momentum, delivering a first quarter that reflects the power of our platform, the resilience of our multichannel marketplace model and our continued commitment to profitable technology-enabled growth. I am pleased to report that Liquidity Services once again demonstrated the ability to scale efficiently, deepen buyer and seller engagement and create long-term value for our customers and shareholders.

In the first quarter, while GAAP revenue was flat due to the increasing share of consignment sales, our consolidated gross merchandise volume and direct profit increased to $398 million and $57 million, respectively, and our profitability expanded meaningfully with GAAP net income up 29%, non-GAAP adjusted EBITDA growth of 38% year-over-year to $18.1 million and adjusted EPS growth of 39% year-over-year to $0.39 per share. We closed the quarter with $181.4 million in cash and no financial debt, providing strategic flexibility as we continue to invest in growth and technology.

Our performance reflects disciplined execution across each segment of our business. GovDeals delivered 7% GMV growth, fueled by seller acquisition and continued market share expansion, including an all-time record of over 500 new agency clients, such as the Pennsylvania Department of Transportation, the State of New York housing and urban development agency, the New York Port Authority agency and the City of Malibu, California. Clients continue to be attracted by the breadth and liquidity of our GovDeals marketplace, which transacts in over 500 asset categories, providing our clients a one-stop solution to optimize their surplus and idle assets.

Direct profit grew 13% year-over-year, benefiting from enhanced services, stronger than forecast pricing on asset sales, driven by robust buyer participation and higher average commission rates. Our RSCG segment achieved 3% GMV growth and a 16% increase in segment direct profit driven by strong buyer participation and improved product mix despite a year-over-year decline in purchase model programs. Our direct-to-consumer GMV increased 40% year-over-year as we captured growing consumer demand. We have continued to leverage technology and process improvements to drive efficiencies. Our direct profit per labor hour surged over 48% year-over-year in Q1, reflecting improved productivity. Our CAG segment saw 17% GAAP revenue growth supported by increased activity in industrial spot purchases and heavy equipment transactions, partially offsetting lower GMV year-over-year related to the prior year's unusually large energy projects.

Our heavy equipment category continued its strong expansion, logging 27% year-over-year organic GMV growth and 88% growth in the number of transactions fueled by strong buyer participation. We signed over 100 new seller clients in our CAG segment during Q1 and are expecting a steady ramp during the balance of fiscal year 2026. Machinio and Software Solutions continued its strong trajectory with 27% revenue growth, reflecting subscription expansion and the successful integration of our Auction Software business. Machinio's launch of its advertising and systems offerings into the marine industry vertical is going exceptionally well.

Machinio is also growing the number of service providers on its marketplace, which enhances machinio.com as a full-service destination for buyers of used machinery and equipment. Our auction solutions business is focused on building the world's most scalable multi-tenant auction platform for resellers, retail liquidators and traditional auction houses. This niche is perfectly suited for the buyers of products on our liquidation.com B2B marketplace. Our interim goal is scaling our Auction Software business to 1,000 customers with ARR of $10,000 or more.

Across Liquidity Services, we are benefiting from the operating leverage created through our intelligent deployment of AI, data analytics and automation, which is improving efficiency, strengthening decision-making and enhancing the customer experience. For example, we continue to refine our asset categories and product taxonomy to improve buyer navigation and conversion. We've also leveraged AI to enhance our predictive lead scoring for new customers and engagement with our existing customers based on rule-based signals. We also successfully launched Retail Rush, our new consumer auction channel, leveraging our software solution suite to expand our reach into the retail secondary market and attract new buyers and sellers to our ecosystem.

Our marketplace continues to scale in both size and engagement. We now serve 6.2 million registered buyers, an increase of 9% year-over-year with 983,000 auction participants and 264,000 completed transactions in this quarter alone, each demonstrating the growing relevance and liquidity of our platform. Looking ahead to the second quarter, we anticipate double-digit adjusted EBITDA growth versus the prior year, supported by a healthy business development pipeline, continued strength in GovDeals, expanding consignment activity in Retail and solid buyer demand across our categories. Our business model remains resilient, underpinned by durable long-term trends in circular commerce, sustainability, digitization and the growing need for enterprises to manage surplus assets efficiently.

We remain committed to disciplined investment in technology, data analytics, multichannel marketing and operational excellence. As we expand our platform and capabilities, our focus remains on delivering superior outcomes for sellers, exceptional value for buyers and sustained returns for shareholders. Thank you for your confidence and continued support. We are well positioned to build on our early momentum and deliver another year of profitable growth.

I'll turn it over to Jorge now for more details on the quarter.

Jorge Celaya

Good morning. Our fiscal year 2026 is off to a solid start. Our first quarter non-GAAP adjusted EBITDA was $18.1 million, increasing 38% over the first quarter of fiscal year 2025, which itself had grown adjusted EBITDA by 81% over the first quarter of fiscal year 2024. GovDeals continues to grow and reported expanded margins compared to the same quarter last year, while heavy equipment category in our Capital Assets Group, or CAG, segment also continued to perform strongly in the market. And our Retail segment or RSCG, generated stronger margins for the quarter as its product mix included an increased proportion of lower-touch flows for both purchase and consignment.

Our non-GAAP adjusted EBITDA has reflected continued growth in lower-touch consignment transactions and expanding multichannel buyer outreach particularly in our Retail segment. These results also demonstrate our efforts to continuously improve our operating efficiency with operating leverage resulting in strong fall-through, again during this past quarter. Our consolidated results for the fiscal first quarter of 2026 include GMV of $398 million, up 3%, while revenue was slightly down by 1% to $121.2 million, reflecting the previously anticipated mix shift of lower purchase transaction activity in our Retail segment, mostly offset by consignment flows. Our GAAP earnings per share was $0.23, up 28%. Our non-GAAP adjusted earnings per share was $0.39, up 39% and our non-GAAP adjusted EBITDA was $18.1 million, up 38%. GAAP earnings per share grew at a slightly lower rate than our non-GAAP profitability metrics due to performance-based stock compensation expense.

We ended the fiscal first quarter with $181.4 million in cash, cash equivalents and short-term investments. We continue to have 0 debt and we have $26 million of available borrowing capacity under our credit facility. During the fiscal first quarter, we conducted $1.5 million of share repurchases. At the end of the quarter, we had $15 million remaining on our authorization to perform additional share repurchases. Specifically comparing segment results from this fiscal first quarter to the same quarter last year, our GovDeals segment was up 7% on GMV, up 9% on revenue and up 13% on direct profit due to market share expansion and improved rates across certain sellers while also reflecting the operating efficiency initiatives implemented over the last 2 quarters. Our Retail segment was up 3% on GMV, down 6% on revenue, yet up 16% on direct profit.

Segment direct profit was $21.5 million, setting yet another quarterly record, following continued growth in key consignment programs, higher volumes of lower-touch purchase flows and strong multichannel buyer participation. Our CAG segment was down 10% on GMV, yet up 17% on revenue and up 7% on direct profit. The GMV to revenue ratio for CAG was in line with the low purchase activity in the fiscal first quarter of last year. These results reflect the continued growth and market share expansion in our heavy equipment consignment category, while the prior year contained some larger yet lower take rate projects in the energy category. Machinio and Software Solutions combined to increase revenue by 27% and direct profit by 23%, driven by increased Machinio subscriptions and pricing for its services, as well as contributions from our recently acquired Software Solutions business.

Moving on to our outlook for the fiscal second quarter of 2026. We are continuing to focus on delivering profitable growth. GMV is expected to grow year-over-year. While we began the quarter with difficult weather conditions across the country, we expect the remainder of the quarter to deliver solid activity and still anticipate strong year-over-year growth for both GMV and profit from our GovDeals and Retail segments. We also have been implementing operational efficiencies, improvements that will continue to show in higher direct profit margins compared to last year. Our second quarter outlook does include onetime costs and operating expense of approximately $300,000 to $400,000 related to streamlining a retail operating location to continue enhancing our processing productivity for higher touch flows. The fiscal second quarter guidance also reflects a product mix within retail for purchase flows that sequentially are currently expected to be at a slightly lower margin than this past fiscal first quarter, including a modest seasonal increase in logistics costs as we enter the post-holiday season.

Our low end of guidance range reflects continued double-digit growth in adjusted EBITDA compared to the same quarter last year. We also remain well positioned based on the trends in current seller flows and buyer demand as we look ahead to the fiscal second half of 2026. GAAP and non-GAAP adjusted EPS are expected to remain solid despite a comparatively low effective tax rate in the second quarter of fiscal 2025. These guidance ranges reflect higher-margin business mix compared to last year, delivered with continued operational efficiency. On a consolidated basis, consignment GMV is expected to continue to be in the low 80s as a percent of total GMV. Consolidated revenue as a percent of GMV is expected to be slightly below 30% and the total of our segment direct profit as a percent of consolidated revenue is expected to be in the mid- to high 40% range. These ratios can vary based on our overall business mix, including asset categories in any given period.

Management's guidance for the second quarter of fiscal year 2026 is as follows. We expect GMV to range from $375 million to $415 million. GAAP net income is expected in the range of $6.5 million to $9.5 million with corresponding GAAP diluted earnings per share ranging from $0.20 to $0.29 per share. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.29 to $0.38 per share. We estimate non-GAAP adjusted EBITDA to range from $14 million to $17 million. The GAAP and non-GAAP earnings per share guidance assumes our second quarter income tax rate will be in the mid- to high 20s and that we have approximately 32.5 million to 33 million fully weighted average shares outstanding for the second quarter of fiscal year 2026. CapEx is expected to remain consistent with recent levels of approximately $2 million per quarter and free cash flow conversion should be in line with historical and seasonal patterns.

Thank you and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] And first question will come from George Sutton with Craig-Hallum.

George Sutton

Nice results. So Bill, you mentioned multiple times in your prepared comments that you're seeing tech-enabled growth, you're leveraging technology. I wondered if you could call out some of the bigger drivers that you're referring to there.

William Angrick

Well, we've commented in the last year about improving the conversion rate of buyers, browsers that eventually become registered buyers, that eventually become bidders. That is the dynamic that drives higher recovery rate and more satisfied sellers. And there's no doubt that the investments we've made in machine-driven systems and intelligent signaling of when's the right time to show the buyer of a particular asset has boosted results. The fact that, that's happening in an automated way without a high content of labor, makes it more productive. Another example would be in the operational realm of scanning an asset and making it available for purchase online that is historically a very labor-intensive process with defects. Did I get the right number of photos? Did I get the right number of angles? Did I get the right description? Did I append the description with the right OEM data? All of that can be automated and we are automating it and it's delivering a more accurate description, more quickly and with less labor content.

On the sales and marketing side, the inbound leads, we've automated the process of identifying who are the right parties to contact and to engage that contact through drip campaigns at the right points in time with automation. And harnessing a lot of the historical data regarding the $15 billion in sales that we've completed and bringing that data to life for prospects to make them aware of our expertise, which increases the likelihood that they're going to convert to a new customer. You heard that we signed an all-time record 500 new -- 500-plus actually new agency clients in our government market. A lot of that has to do with what I've just described and that extends to our commercial segments as well.

George Sutton

Well, I did want to focus on that last comment specifically because it was impressive that you called out the growing number of CAG and GovDeals clients. Obviously, that would give a sense of the durability of growth. Any sense on sort of how significant the impact of bringing in these new clients are in these verticals? And any plans or any sort of suggestions for growth and continued additions there?

William Angrick

I think we've got a great runway in both the public sector, government market and in the commercial markets, not only within Capital Asset Group and the start being our heavy equipment category but also the retail industrial supply chain. I mean we are -- people are coming home to the platform and it's not hard to understand why. We've got the most buyers delivering the highest recovery. We've got all the value-added services to help reduce supply chain costs. We've got the best data to give them appraisals of what their assets are worth. Buyers like the platform, the reach and depth of what we have for sale. They can find a lot of value, a lot of end-user businesses can source what they need. So we think there's a structural improvement in buyer and seller acquisition happening in the platform.

And I think as we move through 2026, I mean, there's going to be 10-digit asset sales and programs being announced with Fortune 1000 clients. That's where we live. I mean, if you're a large blue-chip company, you want a proven solution. You don't want someone learning on the job. You want trust. You want loyalty. You want something that can at industrial scale, execute. We have great compliance, by the way. There's been reports about greater fraud happening in the returns -- reverse logistics space. And just generally and we have tremendous experience identifying and qualifying our buyer base to essentially remove that fraud risk. And that's another reason why sellers transact on the Liquidity Services marketplace platform.

Operator

And the next question will come from Gary Prestopino with Barrington.

Gary Prestopino

Following up on George's question and the theme that you set forth in terms of using technology to increase efficiencies. Have you been increasing your sales force commensurate with the ability to drive growth in new client acquisition? Or is a lot of this just really coming from the tech investments that you're making that are making it easier to drive new business?

William Angrick

Gary, the majority would be leveraging improved automation and scoring of the right companies and delivering the messages at the right times to increase conversion. Having said that, we absolutely, in a targeted fashion, have added resources to support the sales outreach because when you have a great story to tell, it's important that you get people in the channels to spread awareness. And we're just getting started in many of our categories, like heavy equipment is showing tremendous promise. We've been at nearly 30% compound annual growth per quarter on a GMV basis there. And we think that can be a $1 billion GMV business. And call it, we're at $100 million, $110 million GMV run rate. So there's plenty of room there.

We have added targeted resources in our GovDeals marketplace. I've rattled off some of those new clients. These are big structural wins when you're talking about New York housing, urban development, New York State Port Authority, State of Pennsylvania Department of Transportation. And when you win these types of mandates -- these are agencies that do a lot of due diligence, they want to understand your ability to scale and service large flows of assets and do so in an efficient way. And so we've answered emphatically that we are the best-in-class for those types of clients. So with the benefit of automation, we can get some increasing operating leverage but we're always going to be hunting for growth and we have added resources in the areas I mentioned.

Gary Prestopino

So okay. That's great. So -- and you also mentioned your heavy equipment sales were up 20% or GMV was up 20%. You're offering more or less a sell-in-place solution, right, with heavy equipment? And I guess the question I would have is, what -- are you looking at niches that are not currently covered by some of the larger players in the market? I guess what would be the competitive advantage that you have that you're able to gain this kind of share?

William Angrick

Well, you've got a number, lower net commission rates, lower take rates; two, lower out-of-pocket transportation and make-ready costs; three, flexibility for the seller to set the terms and conditions of sale; four, the ability to introduce data-driven reserve prices that protect the sellers' downside. Fourth, we've got a tremendous buyer base and we're delivering very good recovery rates on the gross asset sales. And those things have compounded to give us that differentiation and adoption.

Gary Prestopino

Okay. Is it -- are you -- and I remember speaking to you about this, so when you're talking about heavy equipment, does that include yellow iron?

William Angrick

Yes.

Gary Prestopino

Okay. All right. And then lastly, where do we stand with the Retail Rush product?

William Angrick

So we're live in the first prototype with Retail Rush. It's ramping week-over-week, month-over-month. The pickup location is in Columbus, Ohio. And the really important point is that we're seeing the uptick in recovery rate for the same assets sold in the Retail Rush channel versus the wholesale channel. There's an insatiable appetite for value with consumer buyers. And so we're tapping that. And we're carefully creating an auction experience that combines value with a treasure hunt experience and automating as much of that process as we can.

And so we think there's a niche there. And we know from our tens of thousands of B2B buyers in the retail marketplace, these are people that would love to have the same capabilities of the Retail Rush software platform. So over time, we can envision partnering with our buying customers on the liquidation.com platform by giving them a license to use this B2C auction model and set up their pickup locations in different points of presence around the United States and then eventually in Canada.

Operator

Thank you. And we have no further questions at this time. This does conclude today's conference call. Thank you for participating and you may now disconnect.